Exhibit 99.1

Porter Bancorp, Inc. Reports Fourth Quarter and 2013 Results

Fourth Quarter 2013 Net Loss Attributable to Common Shareholders of $1.0 million

LOUISVILLE, Ky.--(BUSINESS WIRE)--January 30, 2014--Porter Bancorp, Inc. (NASDAQ: PBIB), parent company of PBI Bank, with 18 full-service banking offices in Kentucky, today reported unaudited results for the fourth quarter and year ended 2013.

The Company reported that the net loss attributable to common shareholders declined substantially to $1.0 million, or ($0.09) per diluted share, for the fourth quarter of 2013 compared with a net loss of $7.0 million, or ($0.59) per diluted share, for the fourth quarter of 2012. Net loss attributable to common shareholders for the year ended December 31, 2013 was $3.4 million, or ($0.29) per diluted common share, compared with net loss attributable to common shareholders of $33.4 million, or ($2.85) per diluted share, for the year ended December 31, 2012. The significant reduction in net loss in 2013 compared to 2012 is primarily attributable to the sizeable reduction in provision for loan losses and lower costs related to our other real estate owned portfolio.

Significant progress was made over the past year, reducing losses from $33.4 million in 2012 to $3.4 million in 2013. Our primary initiatives for 2014 are to continue reducing non-performing assets, restore capital, return to sustainable profitability, continue serving our existing customers, and develop new quality financial relationships.

Fourth Quarter 2013 Financial Performance Highlights

  Balance Sheet Reduction – Average assets were $1.082 billion in the fourth quarter of 2013 compared with $1.265 billion in the fourth quarter of 2012. This reduction was accomplished primarily by reducing our commercial real estate and construction and development loans within our loan portfolio and through the redemption of higher cost certificates of deposit accounts.
  Net Interest Income – Net interest income declined to $7.6 million for the fourth quarter of 2013 compared with $7.8 million in the third quarter of 2013 and $9.6 million in the fourth quarter of 2012 as our average loans declined to $719.2 million for the fourth quarter of 2013 compared with $756.1 million in the third quarter of 2013 and $929.0 million in the fourth quarter of 2012. Our net interest margin declined to 2.96% in the fourth quarter of 2013 compared with 3.14% in the third quarter of 2013 and 3.19% in the fourth quarter of 2012.
  Provision for Loan Losses – No provision for loan losses expense was recorded for the fourth quarter of 2013 compared with $7.0 million in the fourth quarter of 2012. Total provision for loan losses expense of $700,000 was recorded for the twelve months ended December 31, 2013, compared with $40.3 million for the twelve months ended December 31, 2012. The significant reduction in provision for loan losses benefited from the downsizing of the loan portfolio, declining historical loss rates, and a reduction in loans migrating downward in risk grade classification. Our reserve for loans evaluated collectively for impairment was 4.41% at December 31, 2013, compared with 4.66% at September 30, 2013 and 5.02% at December 31, 2012.

  Non-performing Assets – Non-performing assets, which include loans past due 90 days and still accruing, loans on nonaccrual, and other real estate owned, decreased to $132.9 million, or 12.35% of total assets at December 31, 2013, compared with $148.8 million, or 14.33% of total assets, at September 30, 2013. Non-performing loans and other real estate owned remain at elevated levels and continue to impact negatively the Bank’s earnings performance.

Non-performing loans decreased to $102.0 million, or 14.38% of total loans, at December 31, 2013, compared with $106.9 million, or 14.56% of total loans, at September 30, 2013. Net charge-offs also decreased from $6.1 million in the third quarter of 2013 to $3.6 million in the fourth quarter of 2013. Net charge-offs for the twelve months ended December 31, 2013 decreased to $29.3 million from $36.1 million for the same period in 2012 and were largely related to relieving specific reserves previously established for loans deemed collateral dependent during the period.

Total past due and nonaccrual loans decreased approximately $11.1 million to $113.5 million at December 31, 2013 from $124.5 million at September 30, 2013. Our quarterly past due and nonaccrual loan trend since the prior year is as follows:

	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013	December 31, 2012
	(in thousands)
Past Due Loans:
30 – 59 Days	$10,696	$10,018	$8,600	$8,052	$38,219
60 – 89 Days	775	7,582	2,979	2,960	20,303
90 Days and Over	232	—	71	—	86

Nonaccrual Loans	101,767	106,922	112,185	120,943	94,517
Total Past Due and Nonaccrual Loans	$113,470	$124,522	$123,835	$131,955	$153,125

Additionally, TDRs on accrual totaled $44.3 million at December 31, 2013 compared to $44.0 million at September 30, 2013 and $77.3 million at December 31, 2012. Foreclosed properties at December 31, 2013 decreased to $30.9 million compared with $41.9 million at September 30, 2013, and $43.7 million at December 31, 2012. The Company acquired $2.1 million in other real estate owned and sold $12.2 million in other real estate owned during the fourth quarter of 2013. Fair value write-downs arising from new appraisals or lower marketing prices totaled $882,000 in the fourth quarter of 2013 compared with $2.1 million in the fourth quarter of 2012 and $300,000 in the third quarter of 2013.

  Non-interest Expense – Non-interest expense increased $581,000 to $9.0 million for the fourth quarter of 2013 compared with $8.5 million for the third quarter of 2013 and decreased $1.8 million compared with $10.8 million for the fourth quarter of 2012. The increase in non-interest expense for the quarter was attributable primarily to higher loan collection expenses and other real estate owned expenses noted above.
  Capital – At December 31, 2013, PBI Bank’s Tier 1 leverage ratio was 6.28% compared with 6.40% at September 30, 2013, and its Total risk-based capital ratio was 11.44% at December 31, 2013 compared with 11.04% at September 30, 2013, which are below the minimums of 9.0% and 12.0% required by the Bank’s Consent Order. At December 31, 2013, Porter Bancorp’s leverage ratio was 4.95% compared with 5.15% at September 30, 2013, and its Total risk-based capital ratio was 11.03% compared with 10.78% at September 30, 2013.

Management and the Board of Directors continue to evaluate appropriate strategies for increasing the Company’s capital in order to meet the capital requirements of our Consent Order. These include, among other things, a possible public offering or private placement of common stock to new and existing shareholders. As previously announced, the Company has engaged a financial advisor to assist the Board of Directors in this evaluation.

PBIB-G

Forward-Looking Statements

Statements in this press release relating to Porter Bancorp’s plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “may,” “should,” “anticipate,” “estimate,” “expect,” “intend,” “objective,” “possible,” “seek,” “plan,” “strive” or similar words, or negatives of these words, identify forward-looking statements. These forward-looking statements are based on management’s current expectations. Porter Bancorp’s actual results in future periods may differ materially from those indicated by forward-looking statements due to various risks and uncertainties, including our ability to reduce our level of higher risk loans such as commercial real estate and real estate development loans, reduce our level of non-performing loans and other real estate owned, and increase net interest income in a low interest rate environment, as well as our need to increase capital. These and other risks and uncertainties are described in greater detail under “Risk Factors” in the Company’s Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission. The forward-looking statements in this press release are made as of the date of the release and Porter Bancorp does not assume any responsibility to update these statements.

Additional Information

Unaudited supplemental financial information for the fourth quarter ending December 31, 2013 follows.

PORTER BANCORP, INC.
Unaudited Financial Information
(in thousands, except share and per share data)

	Three	Three	Three	Twelve	Twelve
	Months	Months	Months	Months	Months
	Ended	Ended	Ended	Ended	Ended
	12/31/13	9/30/13	12/31/12	12/31/13	12/31/12

Income Statement Data
Interest income	$10,259	$10,543	$13,175	$43,228	$57,729
Interest expense	2,673	2,694	3,601	11,143	15,774
Net interest income	7,586	7,849	9,574	32,085	41,955
Provision for loan losses	—	250	7,000	700	40,250
Net interest income after provision	7,586	7,599	2,574	31,385	1,705

Service charges on deposit accounts	523	536	566	2,058	2,239
Income from fiduciary activities	—	—	374	517	1,177
Bank card interchange fees	176	174	174	718	727
Other real estate owned income	3	54	178	399	420
Gain (loss) on sales of securities, net	(4)	24	(294)	723	3,236
Income from bank owned life insurance	75	75	74	534	312
Other	184	304	334	970	1,479
Non-interest income	957	1,167	1,406	5,919	9,590

Salaries & employee benefits	3,526	3,837	4,090	15,501	16,648
Occupancy and equipment	855	884	816	3,583	3,642
Other real estate owned expense	1,399	669	2,883	4,516	10,549
FDIC insurance	511	578	571	2,378	2,835
Franchise tax	333	537	494	1,944	2,174
Loan collection expense	734	531	704	4,707	2,442
Professional fees	484	503	286	1,892	1,985
Communications expense	180	177	187	711	710
Postage and delivery	109	99	115	423	454
Insurance expense	166	171	77	648	373
Other	752	482	610	2,587	2,480
Non-interest expense	9,049	8,468	10,833	38,890	44,292

Income (loss) before income taxes	(506)	298	(6,853)	(1,586)	(32,997)
Income tax expense (benefit)	—	—	—	—	(65)
Net income (loss)	(506)	298	(6,853)	(1,586)	(32,932)
Less:
Dividends on preferred stock	607	437	438	1,919	1,750
Accretion on preferred stock	25	45	45	160	179
Earnings (loss) allocated to participating securities	(110)	(16)	(343)	(267)	(1,429)
Net loss attributable to common	$(1,028)	$(168)	$(6,993)	$(3,398)	$(33,432)

Weighted average shares – Basic	11,907,766	11,592,959	11,762,330	11,794,738	11,746,719
Weighted average shares – Diluted	11,907,766	11,592,959	11,762,330	11,794,738	11,746,719

Basic earnings (loss) per common share	$(0.09)	$(0.01)	$(0.59)	$(0.29)	$(2.85)
Diluted earnings (loss) per common share	$(0.09)	$(0.01)	$(0.59)	$(0.29)	$(2.85)
Cash dividends declared per common share	$0.00	$0.00	$0.00	$0.00	$0.00

PORTER BANCORP, INC.
Unaudited Financial Information
(in thousands, except share and per share data)

	Three	Three	Three	Twelve	Twelve
	Months	Months	Months	Months	Months
	Ended	Ended	Ended	Ended	Ended
	12/31/13	9/30/13	12/31/12	12/31/13	12/31/12

Average Balance Sheet Data
Assets	$1,081,908	$1,056,300	$1,264,867	$1,098,400	$1,341,565
Loans	719,163	756,132	928,974	788,176	1,033,320
Earning assets	1,033,083	1,006,838	1,207,711	1,050,142	1,281,735
Deposits	989,847	965,501	1,162,015	1,004,052	1,217,083
Long-term debt and advances	35,652	36,123	37,710	36,394	38,634
Interest bearing liabilities	922,519	903,607	1,085,424	937,406	1,144,480
Stockholders’ equity	38,035	37,995	53,229	42,631	75,679

Performance Ratios
Return on average assets	(0.19)%	0.11%	(2.16)%	(0.14)%	(2.45)%
Return on average equity	(5.28)	3.11	(51.22)	(3.72)	(43.52)
Yield on average earning assets (tax equivalent)	3.99	4.21	4.38	4.16	4.54
Cost of interest bearing liabilities	1.15	1.18	1.32	1.19	1.38
Net interest margin (tax equivalent)	2.96	3.14	3.19	3.10	3.31
Efficiency ratio	105.87	94.17	96.09	104.32	91.68

Loan Charge-off Data
Loans charged-off	$(4,171)	$(7,071)	$(5,008)	$(32,608)	$(37,515)
Recoveries	541	1,016	669	3,352	1,366
Net charge-offs	$(3,630)	$(6,055)	$(4,339)	$(29,256)	$(36,149)

Nonaccrual Loan Activity
Nonaccrual loans at beginning of period	$106,922	$112,185	$88,632	$94,517	$92,020
Net principal pay-downs	(5,151)	(7,408)	(3,576)	(24,750)	(18,668)
Charge-offs	(3,232)	(5,388)	(3,856)	(29,348)	(24,512)
Loans foreclosed and transferred to OREO	(2,064)	(2,987)	(1,998)	(20,606)	(24,409)
Loans returned to accrual status	(2,459)	(678)	—	(3,558)	—
Loans placed on nonaccrual during the period	7,751	11,198	15,315	85,512	70,086
Nonaccrual loans at end of period	$101,767	$106,922	$94,517	$101,767	$94,517

Troubled Debt Restructurings (TDRs)
Accruing	$44,346	$43,968	$77,344	$44,346	$77,344
Nonaccrual	46,916	49,255	40,464	46,916	40,464
Total	$91,262	$93,223	$117,808	$91,262	$117,808

Other Real Estate Owned (OREO) Activity (Net of Allowance)
OREO at beginning of period	$41,857	$47,030	$48,837	$43,671	$41,449
Real estate acquired	2,064	2,987	1,997	20,606	33,528
Valuation adjustment write-downs	(882)	(300)	(2,064)	(2,466)	(7,154)
Proceeds from sales of properties	(12,205)	(8,029)	(4,908)	(30,787)	(22,481)
Gain (loss) on sales, net	58	169	(191)	(132)	(1,672)
Capital improvements	—	—	—	—	1
OREO at end of period	$30,892	$41,857	$43,671	$30,892	$43,671

PORTER BANCORP, INC.
Unaudited Financial Information
(in thousands, except share and per share data)

	As of	As of	As of
	12/31/13	9/30/13	12/31/12

Assets
Loans	$709,326	$734,240	$899,092
Loan loss reserve	(28,124)	(31,754)	(56,680)
Net loans	681,202	702,486	842,412
Mortgage loans held for sale	149	123	507
Securities held to maturity	43,612	—	—
Securities available for sale	163,344	193,981	178,476
Federal funds sold & interest bearing deposits	103,669	42,071	41,161
Cash and due from financial institutions	7,465	11,362	8,411
FHLB stock	10,072	10,072	10,072
Premises and equipment	19,983	20,167	20,805
Other real estate owned	30,892	41,857	43,671
Accrued interest receivable and other assets	15,733	16,008	17,116
Total Assets	$1,076,121	$1,038,127	$1,162,631

Liabilities and Equity
Certificates of deposit	$679,952	$658,940	$760,573
Interest checking	84,626	71,851	87,234
Money market	79,349	77,292	63,715
Savings	36,292	37,622	39,227
Total interest bearing deposits	880,219	845,705	950,749
Demand deposits	107,486	101,191	114,310
Total deposits	987,705	946,896	1,065,059
Federal funds purchased & repurchase agreements	2,470	3,722	2,634
FHLB advances	4,492	4,741	5,604
Junior subordinated debentures	30,850	31,075	31,975
Accrued interest payable and other liabilities	14,673	14,578	10,169
Total liabilities	1,040,190	1,001,012	1,115,441
Stockholders’ equity	35,931	37,115	47,190
Total Liabilities and Stockholders’ Equity	$1,076,121	$1,038,127	$1,162,631

Ending shares outstanding	12,840,999	12,846,668	12,002,421
Book value per common share	$(0.18)	$(0.09)	$0.74
Tangible book value per common share	(0.29)	(0.21)	0.58

Asset Quality Data
Loan 90 days or more past due still on accrual	$232	$—	$86
Nonaccrual loans	101,767	106,922	94,517
Total non-performing loans	101,999	106,922	94,603
Real estate acquired through foreclosures	30,892	41,857	43,671
Other repossessed assets	—	11	—
Total non-performing assets	$132,891	$148,790	$138,274
Non-performing loans to total loans	14.38%	14.56%	10.52%
Non-performing assets to total assets	12.35	14.33	11.89
Allowance for loan losses to non-performing loans	27.57	29.70	59.91
Allowance as % of loans evaluated individually	2.32	3.06	11.14
Allowance as % of loans evaluated collectively	4.41	4.66	5.02
Allowance for loan losses to total loans	3.96	4.32	6.30

Risk-based Capital Ratios
Tier I leverage ratio	4.95%	5.15%	4.50%
Tier I risk-based capital ratio	7.34	7.19	6.46
Total risk-based capital ratio	11.03	10.78	9.81

FTE employees	260	260	278

CONTACT:
Porter Bancorp, Inc.
John T. Taylor, 502-499-4800
Chief Executive Officer